Exhibit 8.1

Herbert D. Sturman

ATTORNEY AT LAW

1888 CENTURY PARK EAST SUITE 1900

LOS ANGELES CA 90067

T 310.255.6190  •  F 310.255.6290

Herbert.Sturman@ffslaw.com

January 7, 2019

Second Sight Medical Products, Inc.

12744 San Fernando Road, Suite 400
Sylmar, California 91342

Re:     Rights Offering - Material U.S. Federal Income Tax Consequences

Gentlepersons:

I have acted as counsel to Second Sight Medical Products, Inc. (“SSMP”), in connection with its distribution of rights to subscribe (the “Rights Offering”) for new shares and warrants for the purchase of SSMP common stock (each a “Right” and collectively, the “Rights”) as described in a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on October 31, 2017 and declared effective on November 9, 2017 (Registration No. 333-221228) (the “Registration Statement”), and are being offered pursuant to a base prospectus (the “Base Prospectus”) and a prospectus supplement dated January 7, 2019 filed with the Commission pursuant to Rule 424(b) (the “Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”).

For purposes of rendering my opinion, I have reviewed the Registration Statement, Base Prospectus, and Prospectus Supplement and such other documents and records as I have deemed necessary or appropriate. In addition, I have assumed that the Rights will be distributed in the manner described in the Registration Statement, Base Prospectus, and more specifically within the Prospectus Supplement and that the statements concerning the Rights Offering in the Registration Statement, Base Prospectus, and more specifically within the Prospectus Supplement are true, correct and complete as of the date hereof. If either of these assumptions is untrue or if any SSMP representation is untrue, incorrect or incomplete, my opinion may be adversely affected and may not be relied upon.

My opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and practices of the Internal Revenue Service and judicial decisions, in each case in effect on the date of this letter. These authorities are subject to change at any time, in some circumstances with retroactive effect, and I can provide no assurance as to the effect that any change may have on my opinion.

Second Sight Medical Products, Inc.

January 7, 2019

Based upon the foregoing, and subject to the limitations set forth in the Registration Statement, I confirm that the description under the heading “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement is my opinion as to the material U.S. federal income tax consequences of a receipt of the Rights and their exercise, sale and/or other disposition.

I express no opinion as to any United States federal income tax consequences of the Rights Offering other than the opinion set forth above. I also express no opinion with respect to the tax consequences of the Rights Offering under any state, local or non-U.S. tax law. My opinion takes into account laws and interpretations of laws as of the date of this letter. I undertake no responsibility to advise you of changes in laws or interpretations of laws after that time.

An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to my opinion.

This opinion is furnished to you solely for use in connection with the Rights Offering. I consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof with the Commission and further consent to the reference to this firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Herbert D. Sturman

HDS / ah